SCHEDULE 14A

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EL PASO CORPORATION

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SELIM K. ZILKHA

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The following press release was issued today:

FOR IMMEDIATE RELEASE

Media Relations	Investor Relations

Kekst and Company	Innisfree M&A Incorporated

Attn: Victoria A. Weld and Lawrence A. Rand	Attn: Alan M. Miller

Tel: (212) 521-4800	(212) 750-5833

Zilkha Criticizes El Paso For Resorting To “Fear Factor” By

Lying About Nominees’ Comments on El Paso’s California

Settlement

— Calls El Paso’s Exploration Program “Confused”

And Says It Is “Desperate To Scare Up Votes” —

Houston, Texas, June 9, 2003—Selim K. Zilkha, one of the largest shareholders of El Paso Corporation (NYSE:EP) and one of nine nominees to be elected directors to replace El Paso’s incumbent slate of directors at the company’s June 17th shareholder meeting, said today that El Paso’s incumbent board seems to be trying to “scare up votes” in increasingly desperate attempts to stay in power.

“Using the Fear Factor is no way for El Paso’s management to garner support for its nominees nor is it a way to earn the confidence of its shareholders,” Mr. Zilkha said. “I believe El Paso shareholders will see it for what it is—an act of desperation by a regime struggling to maintain its lucrative position.”

In particular, Mr. Zilkha noted that El Paso’s first threat, that of triggering a punitive “change-of-control” payout for several of its executives if the Zilkha nominees are elected as El Paso’s next board, was “a thinly veiled attempt to coerce shareholder votes. That scheme has apparently backfired. Now, they are trying to scare up votes by falsely telling shareholders that, if elected, we would ‘disrupt the company’s [$1.7 billion] California settlement’. That is a lie. We have absolutely no intention of taking any action that is not completely aligned with the best interests of El Paso’s shareholders.”

Addressing these tactics, Mr. Zilkha said that the El Paso shareholders deserve to hear the truth and nothing but the truth from El Paso’s management about the settlement. He also demanded that the incumbent board either endorse or disavow the illogical and risky existing exploration and production program described by the current head of that program in an article published last Friday.

Mr. Zilkha noted that last week, in an open forum that he hosted for El Paso investors and the media via teleconference and webcast, as well as in person before more than 75 securities analysts and portfolio managers, his fellow nominees spelled out their view of the California settlement and of the exploration program they would institute if shareholders vote for the Zilkha slate.

Stephen D. Chesebro’, the next CEO of El Paso if the Zilkha nominees are elected, said about the California settlement that it’s “hard to understand what you could do so wrong as to cause a $1.7 billion penalty.” Moreover, El Paso has failed to settle all claims by making such settlement. [Arizona and certain California claimants are not bound by the enormous settlement.] He went on to say that El Paso ought to come clean and tell its shareholders what it was that they did to warrant such an “unfathomable” payment as punishment.

Commenting, Mr. Zilkha said, “Steve said we’re baffled by the California settlement and if elected would, of course, need to take a good look at it. Frankly, to my mind that is what a responsible board should do. As a shareholder, I would be appalled if a new board did not carefully examine everything that’s going on, particularly something as significant as this That being said, we have no intention of disrupting anything that is in the best interests of El Paso’s shareholders.”

In discussing exploration and production, Mr. Chesebro’ also noted that it would be his recommendation to limit El Paso’s current exploration budget to $900 million to $1 billion, of our total proposed capital budget of $1.6 billion since that amount should be sufficient to replace and probably expand the company’s natural gas reserves, and give the company cash needed to reduce its existing dangerously high debt load.

“The plan outlined by Mr. Chesebro’ is far more prudent than the current El Paso board is following. Their plan calls for selling off the company’s reserves and then taking on new debt to replace the reserves being sold,” Mr. Zilkha said. “The incumbent’s reasoning is troubling, to say the least.”

Mr. Zilkha also said that the comments made as recently as last Friday by Rodney Erskine, the president of El Paso’s exploration business, were puzzling at best since those remarks “clearly contradict the highly publicized ‘Five Point Plan’ that his own management has been touting.

“According to Mr. Erskine’s published remarks, El Paso intends to sell off 1 trillion cubic feet of reserves for approximately $1 billion, thereby reducing the current income and cash flow the company would receive from selling product into the market, plus losing 20% of El Paso’s reserves—a critical corporate asset—forever. Stranger still, the company plans to take the proceeds from that sale and rather than using the cash to pay down current debt, would instead use the proceeds plus an additional $350 million they would presumably borrow, to find new reserves to replace those it just sold. It is troubling that El Paso is selling off a significant portion of its reserves that are currently contributing to cash flow only to turn around and replace the same amount of reserves at a 35% premium.

“This kind of circular thinking and financing defies logic and demonstrates that the incumbent management and board is adhering to an extremely risky program in which capital spending exceeds internal cash flow, and an already over-leveraged company continues to pile more debt upon existing debt, including debt raised through off-balance sheet financing. Moreover, if El Paso’s true intent is to preserve their valuable reserve base, an additional $700 million will be required to replace this year’s production volume of 525 billion cubic feet of gas equivalents. Spending over $2 billion in the Oil and Gas company at this time cannot be justified, considering the level of debt with which the corporation is currently burdened. This kind of imprudent behavior has to stop, and it has to stop now,” Mr. Zilkha said.

He urged his fellow shareholders not to be frightened by the highly charged but empty rhetoric that El Paso’s management seems to be spewing out. “A far scarier prospect is to leave the incumbent management and board in place and to let them continue to run the company into the ground. Before I launched my proxy solicitation, El Paso’s board and management had a proven record of destroying shareholder value. I shudder to think what further damage they will do if the incumbent board is re-elected,” he said.

He asked El Paso shareholders to support his efforts to turn around the company by installing a new board and management at El Paso, and by changing the corporate culture by voting for his nominees for directors. “Only by voting the Blue proxy card for the Zilkha nominees can shareholders get the kind of fresh thinking and industry experience that El Paso so strongly needs,” Mr. Zilkha concluded.

# # #

On May 12, 2003, Selim K. Zilkha filed with the Securities and Exchange Commission a definitive proxy statement relating to his solicitation of proxies with respect to the 2003 El Paso annual meeting of stockholders. Mr. Zilkha has furnished the definitive proxy statement to El Paso’s stockholders and may file other proxy solicitation materials. Investors and security holders are urged to read the proxy statement and any other proxy solicitation materials when they become available as they contain important information.

Investors and security holders may obtain a free copy of the definitive proxy statement and other documents filed by Mr. Zilkha with the Commission at the Commission’s website at http://www.sec.gov. You may also access copy of Mr. Zilkha’s definitive proxy statement by accessing www.saveelpasonow.com. In addition, you may obtain a free copy of the definitive proxy statement by contacting Innisfree M&A Incorporated toll free at (877) 750-5837 (banks and brokers call collect at (212) 750-5833).

Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in the solicitation of proxies of El Paso stockholders is available in the proxy statement and Mr. Zilkha’s DFAN14A filed with the Commission on May 21, 2003.

Some of the statements contained in this press release may constitute “forward-looking statements,” which for this purpose includes all statements that are not of historical fact. The actual future financial performance of El Paso could differ materially from those anticipated by these forward-looking statements. Particularly given the condition to which El Paso has been reduced under the current Board, there can be no assurance that Mr. Zilkha or the nominees will succeed in their efforts to turn El Paso around.

This press release may quote or refer to independent industry research reports, financial analyst reports and newspaper articles. To the extent such a quote is included in this press release, Mr. Zilkha has not sought or obtained the consent of the quoted source to the use of such quote as proxy soliciting material.

* * *

The following hyperlink was posted under the “Recent Observations From Others—Media Coverage” on the www.saveelpasonow.com web site today:

Showdown at El Paso Pits Former Director Against Current Board: AFL-CIO NAMES PROXY FIGHT A KEY VOTE FOR 2003

IRRC’s Corporate Governance Highlights  (Subscription Required) June 6, 2003

[LINK TO IRCC HOMEPAGE WHERE VIEWER MAY SUBSCRIBE FOR SERVICE TO RECEIVE IRCC MATERIALS]

* * *

On May 12, 2003, Selim K. Zilkha filed with the Securities and Exchange Commission a definitive proxy statement relating to his solicitation of proxies with respect to the 2003 El Paso annual meeting of stockholders. Mr. Zilkha has furnished the definitive proxy statement to El Paso’s stockholders and may file other proxy solicitation materials. Investors and security holders are urged to read the proxy statement and any other proxy solicitation materials when they become available as they contain important information.

Investors and security holders may obtain a free copy of the definitive proxy statement and other documents filed by Mr. Zilkha with the Commission at the Commission’s web site at http://www.sec.gov. You may also access copy of Mr. Zilkha’s definitive proxy statement by accessing www.saveelpasonow.com. In addition, you may obtain a free copy of the definitive proxy statement by contacting Innisfree M&A Incorporated toll free at (877) 750-5837 (banks and brokers call collect at (212)750-5833).

Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in the solicitation of proxies of El Paso stockholders is available in the proxy statement and Mr. Zilkha’s DFAN14A filed with the Commission on May 21, 2003.

Some of the statements contained in this document may constitute “forward-looking statements,” which for this purpose includes all statements that are not of historical fact. The actual future financial performance of El Paso could differ materially from those anticipated by these forward-looking statements. Particularly given the condition to which El Paso has been reduced under the current Board, there can be no assurance that Mr. Zilkha or the nominees will succeed in their efforts to turn El Paso around.

This document may quote or refer to independent industry research reports, financial analyst reports and newspaper articles. To the extent such a quote is included in this document, Mr. Zilkha has not sought or obtained the consent of the quoted source to the use of such quote as proxy soliciting material.